UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

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SCC Acquisition Corp.

Op-Ed by Bill Myers of SunCal Companies to run in the

Albuquerque Journal and New Mexico Business Weekly

November 1, 2006

SunCal is the Right Choice at the Right Time for Westland

Shareholders, Atrisco Heirs and Albuquerque Region

By

Bill Myers

For shareholders of Westland Development, a unique opportunity exists to realize a decades-long desire to obtain a substantial economic return from their families’ holdings in Westland, while at the same time preserving the Atrisco Land Grant’s rich heritage and providing for smart growth and economic development for Albuquerque’s west side.

SunCal Companies, a family-owned company and the West’s largest privately held community developer, is under contract to acquire Westland and its approximately 57,000 acres west of the Rio Grande. We have listened to the concerns and aspirations of the Atrisco heirs and have created a comprehensive package that addresses their many needs. We invite Westland shareholders to vote “FOR” the acquisition, either by proxy or in person at the November 6 shareholder meeting.

Determined by Westland’s Board to be the “superior proposal,” SunCal’s plan would provide $315 for each of company’s nearly 800,000 outstanding shares ($250 million total), in addition to 100 percent of the rights under Westland’s two existing oil and gas leases and a 50 percent interest in all oil, gas and other mineral rights of Westland. Very significantly, the proposal also provides $1 million each year for 100 years for an Atrisco Heritage Foundation that the Atrisco heirs can use to forever protect the descendants’ rich culture and history.

In addition to this comprehensive financial package, SunCal has the vision and resources to create well-planned, balanced communities on these lands that would help the Albuquerque and Bernalillo County region move towards a bright future of increased economic, cultural and social vitality. SunCal, as a developer of large master-planned communities – some of which as large as entire towns – is committed to achieving this through long-term, cooperative relationships with the Atrisco heirs, local residents and regional civic leaders. No other company is better suited for this task than SunCal.

Now is the time to act. SunCal’s offer of $315 per share, combined with our solid financial foundation, makes this a proposal few companies could match. Any future suitors would likely lack the financial resources, experience, expertise and, most important, the sensitivity that SunCal brings to this important endeavor.

Many have received a misleading letter from a fellow shareholder who is not an Atrisco heir, Ricardo Chaves. He is encouraging Westland shareholders to vote against SunCal’s proposal by making an unreliable and legally questionable offer to purchase Westland shares from other heirs. It is very important that the shareholders and community know that Mr. Chaves may be in violation of Securities and Exchange Commission regulations and is not offering to buy all shares of Westland – only enough to block the sale. In other words, he appears to be gathering a minority of shareholders in an attempt to block the will of the majority.

The Chaves offer has much risk associated with it. He is only offering a small partial payment and an IOU for the remaining amount, and hasn’t indicated how he would raise the necessary funds to complete the purchase. In short, Mr. Chaves is one man with unclear development experience, uncommunicated plans and uncertain ability to make good on his IOUs. On the other hand, SunCal is a leading community developer. Our offer and plans have been widely communicated to Westland’s shareholders, they are fully funded and they would result in shareholders receiving full payment shortly after the merger closes.

SunCal is the right choice at the right time. We’re not just offering a fair price, but a superior offer that is beneficial for Westland’s shareholders, their families, their heritage and the entire region. The Atrisco Land Grant and its heirs played a major role in the birth of Albuquerque. Together, they can now play an equally important part in the region’s future.

Bill Myers is the Regional President of SunCal Companies’ New Mexico Division. More information about SunCal’s proposal to acquire Westland Development and the Atrisco Land Grant property can be found at www.SunCalNM.com.